CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our reports dated September 13, 2016 with respect to the financial statements of Putnam Low Volatility Equity Fund and September 12, 2016 with respect to the financial statements of Putnam Short Duration Income Fund, each a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectuses and Independent Registered Public Accounting Firm and Financial Statements in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2017